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Re:           Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2015-C22, Commercial Mortgage Pass- Through Certificates, Series 2015- C22

Per the Pooling and Servicing Agreement dated as of April 1, 2015 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2018 (the "Reporting Period"):

a)        A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

b)       To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period, except as noted in Schedule A.

February 12, 2019

/s/ Brian Smith

Brian Smith

Vice President

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Schedule A

Material Instances of Non-Compliance

List of Exemptions for Morgan Stanley Bank of America Merrill Lynch Trust 2015-C22, Commercial Mortgage Pass- Through Certificates, Series 2015-C22.

On August 17, 2018, Wells Fargo made a distribution (the “August Distribution”) to the holders of the certificates of the Morgan Stanley Bank of America Merrill Lynch Trust 2015-C22, Commercial Mortgage Pass-Through Certificates, Series 2015-C22.  The August Distribution contained a payment error that resulted in the overpayment to class H totaling approximately $428,000 and a corresponding underpayment to class A-1 in the same amount.  The payment error resulted from an administrative error during the processing of a realized loss recovery. The impact of this error was limited to the August Distribution.

On September 14, 2018, the August Distribution was revised to correct the payment error, whereby funds received from the overpaid class were distributed to the underpaid class.  To prevent further similar payment errors, Wells Fargo has incorporated additional control procedures.